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                                                                    EXHIBIT 2.2




                             SHAREHOLDER AGREEMENT



     This SHAREHOLDER AGREEMENT (the "Agreement") is entered into as of May 21, 1997 by and among Oxford Automotive, Inc., a Michigan corporation ("Parent"), HI Acquisition, Inc., a Michigan corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and NBD Bank, a Michigan banking corporation, and Morton Schiff, co-trustees of the Herbert H. Freedland Marital Trusts established under the Herbert H. Freedland Trust Agreement dated November 3, 1972 (the "Shareholder").


                                    RECITALS


     WHEREAS, concurrently herewith, Parent and Merger Sub are entering into an Agreement and Plan of Merger (the "Merger Agreement") with Howell Industries, Inc., a Michigan corporation (the "Company"), pursuant to which Parent will acquire the Company, on the terms and subject to the conditions set forth in the Merger Agreement, by means of a merger (the "Merger") of Merger Sub into the Company (capitalized terms used herein and not otherwise defined are used as defined in the Merger Agreement); and

     WHEREAS, as of the date hereof the Shareholder beneficially owns directly or indirectly 202,972 shares of Company Common Stock (the "Shares"), which Shares constitute approximately 32.6% of the issued and outstanding shares of Company Common Stock; and

     WHEREAS, as an inducement to Parent to acquire the Company, and as a condition to Parent's willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, Parent and Merger Sub have required that the Shareholder agree, and the Shareholder has agreed (i) to grant Parent and Merger Sub an irrevocable option to buy the Shares at $37.00 per share, subject to adjustment as provided herein (the "Option"); and (ii) in the event such option is not theretofore exercised, to vote the Shares in favor of the Merger; and

     WHEREAS, the Board of Directors of the Company has approved this Agreement, the Merger Agreement, the Merger and the transactions contemplated thereby.

     NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Option.



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     1.1  Grant of Option.

          (a) In order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholder hereby irrevocably grants to Parent and Merger Sub the Option exercisable in whole but not in part from and after the date hereof, to purchase Shares at a purchase price of $37.00 per Share (or, if increased subsequent to the date hereof, the Merger Consideration set forth in
Section 1.6(a) of the Merger Agreement). The Option shall terminate and shall no longer be exercisable, nor shall the Shares subject to the Option be purchasable hereunder at a Closing (as defined below) notwithstanding any notice of exercise contemplated by Section 1.1(c) with respect thereto, from and after the earlier of (i) termination of the Merger Agreement pursuant to
Section 7.1(a) thereof or (ii) December 31, 1997.

          (b) The obligation of the Shareholder to sell the Shares at Closing is subject to the following conditions:

               (i) neither Parent nor Merger Sub shall be in breach in any material respect of the Merger Agreement;

               (ii) all waiting periods under the HSR Act and any securities laws applicable to the exercise of the Option shall have expired or been terminated;

               (iii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by any governmental or regulatory authority or agency (a "Governmental Entity"), nor any statute, rule, regulation or order promulgated or enacted by any Governmental Entity prohibiting, or otherwise restraining, such exercise of the Option; and

               (iv) the Shareholder shall have received an order of the Probate Court for the County of Oakland, Michigan, approving this Agreement.

          (c) In the event Parent or Merger Sub wish to exercise the Option, Parent shall deliver notice thereof to the Shareholder, specifying the date, time and place for the closing of such purchase. A closing of the purchase of the Shares pursuant to the Option (a "Closing") shall take place on the date, at the time and at the place specified in such notice; provided, that if at such date any of the conditions specified in Section 1.1(b) hereof shall not have been satisfied or waived, Parent may postpone such Closing until a date within two business days after such conditions are satisfied or waived. At the Closing, the Shareholder will deliver to Parent or Merger Sub (in accordance with Parent's instructions) the certificates representing the Shares being purchased pursuant to Section 1.1(a), duly endorsed or accompanied by stock powers duly executed in blank. At such Closing, Parent or Merger Sub shall either (i) wire transfer to the account designated by the Shareholder or (ii) deliver to the Shareholder a certified or bank cashier's check payable to or upon the order of the Shareholder, in each case in an amount equal to the number of Shares being purchased from the Shareholder at such Closing multiplied by $37.00 in immediately available funds.


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     1.2  Assignment of Dividends and Other Distributions.  The Shareholder
shall be entitled to receive any and all dividends and other distributions that may be declared, set aside or paid by the Company with respect to the Shares during the term of this Agreement.

     1.3 No Liens. The Shareholder agrees that, in connection with the transfer of Shares to Parent or Merger Sub pursuant to the Option, it shall transfer to and unconditionally vest in the Parent or Merger Sub, as the case may be, good and valid title to the Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever, except those arising hereunder.

     1.4 No Purchase. Parent and Merger Sub may allow the Option to terminate without purchasing all or any Shares pursuant to the exercise thereof.

     2.   Voting.

     The Shareholder hereby agrees that (for so long as the Merger Agreement is in effect), at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, it shall vote (or cause to be voted) the Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Shareholder under this Agreement; and (c) except as otherwise agreed to in writing in advance by Parent, against any of the following actions or agreements (other than the Merger Agreement or the transactions contemplated thereby): (i) any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Merger, and the transactions contemplated by this Agreement and the Merger Agreement; (ii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (iii) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iv) any change in the management or Board of Directors of the Company, except as proposed by Parent; (v) any change in the present capitalization or dividend policy of the Company; (vi) any amendment of the Company's articles of incorporation or bylaws; or (vii) any other material change in the Company's corporate structure or business.

     3. Representation and Warranties. The Shareholder represents and warrants to Parent and Merger Sub as follows:

     3.1 Ownership of Shares. On the date hereof, the Shareholder is the record owner of the Shares and, on the date hereof, the Shares constitute all of the shares of Company Common Stock owned of record and beneficially by the Shareholder. The


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Shareholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, and the Shares are the only shares of Company Common Stock over which the Shareholder has such powers or otherwise are owned of record or beneficially by the Shareholder as of the date hereof. The Shareholder has received written evidence (a copy of which has been provided to Parent and Merger Sub) that the Company's Board of Directors has taken all action necessary to ensure that, upon the execution and delivery of this Agreement or exercise of the Option, the Parent or Merger Sub, as the case may be, (a) shall have the unencumbered right to vote the Shares, (b) will not become an "acquiring person" or acquire "control shares" as such terms are used or defined in Section 790 through
Section 799 of the Michigan Business Corporation Act (the "MBCA"), and (c) will not become an "interested shareholder" as such term is used or defined in
Section 775 through 784 of the MBCA.

     3.2 Power, Binding Agreement. The Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including without limitation any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights.

     3.3 No Conflicts. Except for filings under the HSR Act and the Exchange Act, (a) no filing with, and no permit, authorization, consent or approval of, any Federal, state or foreign public body or authority is necessary for the execution of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby and (b) neither the execution and delivery of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby nor compliance by the Shareholder with any of the provisions hereof shall
(i)conflict with or result in any breach of any applicable organizational documents applicable to the Shareholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholder or any of its properties or assets.

     3.4 Encumbrances. The Shares and the certificates representing the Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of


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all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

     3.5 Finder's Fees. No investment banker, broker, financial advisor, finder or other person is entitled to a commission or fee from Parent, Merger Sub or the Company in respect of this Agreement or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of the Shareholder, except as otherwise specifically provided in the Merger Agreement or arrangements or agreements made by or on behalf of Parent or Merger Sub by its authorized representatives.

     3.6 Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement and the representations, warranties and covenants of the Shareholder set forth herein.

     3.7 Ownership of Shares. All Shares owned beneficially or of record by the Shareholder were acquired at such a time and in such a manner as set forth on the certificate attached hereto as Exhibit 3.7.

     4. Other Covenants of the Shareholder. The Shareholder hereby covenants and agrees as follows:

     4.1 No Solicitation. The Shareholder shall not (in the capacity of a shareholder of the Company or otherwise), directly or indirectly solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) concerning any Acquisition Proposal, except as permitted by Section 4.2 of the Merger Agreement. If the Shareholder receives any such inquiry or proposal with respect to the sale of the Shares, then the Shareholder shall promptly inform Parent in the same manner as set forth in
Section 4.2 of the Merger Agreement. The Shareholder shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     4.2 Restriction on Transfer, Proxies and Non-Interference; Stop Transfer Order.

          (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as specifically contemplated hereby, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Shares or any interest therein,
(ii) grant any proxies or powers of attorney, deposit any of the Shares into a voting trust or enter into a voting agreement with respect to any of the Shares or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder



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from performing its obligations under this Agreement.

          (b) In furtherance of the provisions of Section 4.2(a) hereof, concurrently herewith the Shareholder shall and hereby does authorize the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting and transfer of the Shares.

     4.3 Notice of Additional Shares. The Shareholder hereby agrees to promptly notify Parent in writing of the number of After-Acquired Shares (as defined below) that may be acquired by the Shareholder, if any, after the date hereof. Any After-Acquired Shares shall become Shares subject to the terms of this Agreement.

     4.4 No Inconsistent Agreements. The Shareholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions of this Agreement.

     4.5 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Shareholder shall use its best efforts to satisfy the condition set forth in Section 1.1(b)(iv) within 30 days of the date hereof.

     5.   Miscellaneous.

     5.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     5.2 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the delivery of and payment for the Shares.

     5.3 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

     5.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     5.5 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other

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party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. Without limiting the generality of the foregoing, Section 2 hereof constitutes a voting agreement under Section 461 of the MBCA.

     5.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to the Shareholder:

     NBD Bank
     1116 W. Long Lake Road
     Bloomfield Hills, Michigan  48302
     Attention:      Lyle F. Dahlberg, Vice President
     Telephone No.:  (248) 645-7301
     Telecopy No.:   (248) 645-6849


     with a copy to:

     John A. Thurber, Esq.
     Miller, Canfield, Paddock & Stone P.L.C.
     Suite 100
     1400 N. Woodward
     Bloomfield Hills, Michigan  48304

     If to Parent or Merger Sub, to:

     Oxford Automotive, Inc.
     2000 North Woodward Avenue
     Bloomfield Hills, Michigan  48304
     Attention:      President
     Telephone No.:  (248) 540-0031
     Telecopy No.:   (248) 540-7280


     with a copy to:

     Oxford Automotive, Inc.
     2000 North Woodward Avenue
     Bloomfield Hills, Michigan  48304
     Attention:      Rex E. Schlaybaugh, Jr., Esq., Secretary
     Telephone No.:  (248) 540-0031
     Telecopy No.:   (248) 540-7280


     5.7  Definitions; Interpretation.

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          (a)  As used in this Agreement, (i) the term "After-Acquired Shares"
shall mean any shares of Company Common Stock acquired directly or indirectly, or otherwise beneficially owned, by the Shareholder in any capacity after the date hereof and prior to the termination hereof, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of a purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity (including a fiduciary capacity) or otherwise; (ii) the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act and (ii) the phrases "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing (without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all other persons with whom such Person would constitute a "group" within the meaning of Rule 13d-5 of the Exchange Act).

          (b) When a reference is made in this Agreement to a Section, such reference shall be to a Section in this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     5.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     5.9 Entire Agreement, No Third Party Beneficiaries, Rights of Ownership. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     5.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                     [This space intentionally left blank.]


     5.11 Governing Law.  This Agreement shall be governed and


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construed in accordance with the laws of the State of Michigan without giving effect to the principles of conflicts of law thereof.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                              OXFORD AUTOMOTIVE, INC.



                              By:
                                   Name:
                                   Title:



                              HI ACQUISITION, INC.



                              By:
                                   Name:
                                   Title:



                              NBD BANK, Co-Trustee


                              By:
                                    Name:  Lyle F. Dahlberg
                                    Title: First Vice President



                              Morton Schiff, Co-Trustee